Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

John Arthur Stall Named to Evergy Board of Directors

KANSAS CITY, MO., Mar. 25, 2019 - Evergy, Inc. (NYSE: EVRG) today announced that John Arthur “Art” Stall was named to the Evergy board of directors. Mr. Stall will also serve on the nuclear, operations, and environmental oversight committee of the board. He will stand for election by Evergy’s shareholders at the 2019 annual shareholder meeting.

Mr. Stall is currently an independent member of the board of directors of Wolf Creek Nuclear Operating Corporation, which operates Evergy’s Wolf Creek nuclear generating station. Mr. Stall previously served in numerous nuclear leadership roles for NextEra Energy, including as President of NextEra’s nuclear division, as Senior Vice President and Chief Nuclear Officer, as Vice President, Nuclear Engineering, and as Vice President of NextEra’s St. Lucie nuclear generating station. Mr. Stall also served in leadership roles at Dominion Energy’s North Anna nuclear generating station.

“We are very pleased to have Art as an independent member of our board of directors,” said Mark Ruelle, Evergy’s chairman of the board. “Wolf Creek provides a significant amount of emissions-free power to homes and businesses,” added Terry Bassham, Evergy’s chief executive officer and a director. “Art has a wealth of experience in the nuclear industry, and he is already familiar with Wolf Creek. We are excited about him joining our company.”

Mr. Stall also provides consulting services related to the nuclear industry, including services as an independent arbitrator in complex nuclear disputes, providing expert witness testimony to regulatory bodies and serving as the chair of an independent nuclear safety advisory committee for a publicly-traded electric utility that operates multiple nuclear generating units. He is also a member of the Institute of Nuclear Power Operations' National Academy of Nuclear Training Accrediting Board. Mr. Stall graduated from the University of Florida and holds a Bachelor of Science in nuclear engineering. He received his Master of Business Administration from Virginia Commonwealth University.

About Evergy

Evergy, Inc. (NYSE: EVRG), through its operating subsidiaries, KCP&L and Westar Energy provides clean, safe and reliable energy to 1.6 million customers in Kansas and Missouri. The 2018 combination of KCP&L and Westar Energy to form Evergy created a leading energy company that provides value to shareholders and a stronger company for customers.

Evergy’s mission is to empower a better future. Today, half the power supplied to homes and businesses by Evergy comes from emission-free sources, creating more reliable energy with less impact to the environment. We will continue to innovate and adopt new technologies that give our customers better ways to manage their energy use.

For more information about Evergy, visit us at www.evergyinc.com.

Investor Contact: Cody VandeVelde Director, Investor Relations Phone: 785-575-8227 Cody.VandeVelde@evergyinc.com	Media Contact: Gina Penzig Manager, Media Relations Phone: 785-575-8089 Gina.Penzig@westarenergy.com Media line: 888-613-0003

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